CREDIT AGREEMENT

DATED AS OF OCTOBER 18, 2006

AMONG

FIRST MERCURY FINANCIAL CORPORATION,

THE GUARANTORS

AND

JPMORGAN CHASE BANK, N.A.

INTRODUCTION	1

ARTICLE

I.	DEFINITIONS

1.1	Certain Definitions	1
1.2	Other Definitions; Rules of Construction	11
1.3	Accounting Terms	11

II.	THE COMMITMENT AND THE LOANS

2.1	Commitment of the Lender	12
2.2	Notice of Borrowings	12
2.3	Limitation on Advances	12
2.4	Funding of Advances	12
2.5	Note	13
2.6	Maturity of Advances	13
2.7	Commitment and Letter of Credit Fees	13
2.8	Other Fees	13
2.9	Minimum Amounts of Borrowing	13
2.10	Optional Termination or Reduction of Commitment	14
2.11	Termination of Commitment	14
2.12	Conditions for First Borrowing	14
2.13	Further Conditions for Disbursement	15
2.14	Limitations of Requests and Elections	16

III.	PAYMENTS AND PREPAYMENTS OF LOANS

3.1	Principal Payments and Prepayments	16
3.2	Interest Payments	17
3.3	General Provisions as to Payments	17
3.4	Computation of Interest and Fees	18
3.5	No Setoff or Deduction	18
3.6	Additional Costs	18
3.7	Illegality and Impossibility	19
3.8	Funding Losses	19
3.9	Letter of Credit Reimbursement Payments	19

IV.	REPRESENTATIONS AND WARRANTIES

4.1	Organization and Good Standing	21
4.2	Due Authorization	21
4.3	Third-Party Consents	21
4.4	Validity of Agreements	21
4.5	Financial Statements	21
4.6	Litigation	22
4.7	Regulations T, U and X	22
4.8	Title to Property	22

4.9	Other Agreements	22
4.10	Taxes	23
4.11	Accuracy of Information	23
4.12	Subsidiaries	23
4.13	ERISA	23
4.14	Environmental and Safety Matters	24
4.15	Reportable Transaction	24
4.16	Guarantors	24

V.	COVENANTS OF THE COMPANY

5.1	Preservation of Corporate Existence; Etc.	24
5.2	Compliance with Laws, Etc.	25
5.3	Maintenance of Properties; Insurance	25
5.4	Reporting Requirements	25
5.5	Shareholder’s Equity	27
5.6	Leverage Ratio	27
5.7	Fixed Charge Coverage Ratio.	27
5.8	Risk-Based Capital	27
5.9	Ratings	27
5.10	Surplus	27
5.11	Liens	28
5.12	Merger, Consolidation, Lease-Back, or Sale of Assets	28
5.13	Dividends	29
5.14	Transactions with Affiliates	29
5.15	Additional Covenants	29
5.16	Company Distributions	29
5.17	Investments, Loans, Advances, Guarantees and Acquisitions.	29
5.18	Prepayment of Indebtedness; Subordinated Debt.	30
5.19	Indebtedness.	30

VI.	DEFAULT

6.1	Events of Default	31
6.2	Automatic Events of Default	33
6.3	Setoff by Lender	33

VII.	GUARANTY

7.1	Guarantee of Obligations	34
7.2	Nature of Guaranty	35
7.3	Waivers and Other Agreements	35
7.4	Obligations Absolute	35
7.5	No Investigation by Lender	36
7.6	Indemnity	36
7.7	Subordination, Subrogation, Etc.	36
7.8	Waiver	36
7.9	Limitation on Obligations	36

VIII.	MISCELLANEOUS

8.1	Amendments, Etc	37
8.2	Notices	38
8.3	No Waiver By Conduct; Remedies Cumulative	38
8.4	Reliance on and Survival of Various Provisions	38
8.5	Expenses	38
8.6	Successors and Assigns	39
8.7	Counterparts	41
8.8	Governing Law	41
8.9	Table of Contents and Headings	41
8.10	Construction of Certain Provisions	41
8.11	Integration and Severability	41
8.12	Independence of Covenants	42
8.13	Interest Rate Limitation	42
8.14	Acknowledgments	42
8.15	Waiver of Jury Trial	42
8.16	USA PATRIOT Act	42

EXHIBITS

Exhibit A	Note
Exhibit B	Assignment and Acceptance

SCHEDULES

Schedule 4.12	Subsidiaries
Schedule 5.11	Existing Liens
Schedule 5.14	Affiliate Transactions
Schedule 5.19	Existing Indebtedness

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 18, 2006 (as amended from time to time, this “Agreement”), is by and between FIRST MERCURY FINANCIAL CORPORATION, a Delaware corporation and successor by merger with First Mercury Holdings, Inc. (the “Company”), the Guarantors party hereto from time to time and JPMORGAN CHASE BANK, N.A., (the “Lender”).

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1          Certain Definitions. As used herein the following terms shall have the following respective meanings:

“Account Party” shall mean, with respect to any Letter of Credit, the account party under such Letter of Credit, which shall be the Company or any Subsidiary of the Company (including CoverX Corporation, First Mercury Insurance Company and All Nation Insurance Company) requested by the Company and agreed to by the Lender.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

“Advance” shall mean any Loan and any Letter of Credit Advance.

“Affiliate”, when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Alternate Base Rate” shall mean the per annum rate that is equal to (a) the greater of (i) the Prime Rate or (ii) the Federal Funds Rate plus one-half percent (1/2%) per annum, minus (b) three-quarters percent (3/4%). The Alternate Base Rate shall change simultaneously with any change in such Prime Rate or such Federal Funds Rate, if applicable.

“Alternate Base Rate Loan” shall mean any borrowing which bears interest at the Alternate Base Rate.

“ANIC” means All Nation Insurance Company.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Applicable Lending Office” shall mean, with respect to any Advance made by the Lender or with respect to the Lender’s Commitment, the office of the Lender or of any Affiliate of the Lender located at the address specified for the Lender on the signature pages hereof (or identified on the signature pages hereof as the lending office for a particular type of Advance) or any other office or Affiliate of the Lender or of any Affiliate of the Lender hereafter selected and notified to the Company as an Applicable Lending Office for a particular type of Advance by the Lender.

“Applicable Margin” shall mean, the applicable percentage per annum, based on the Leverage Ratio, as determined by reference to the following table:

	I	III
Leverage Ratio	<25%	³25%
Applicable Margin for Eurodollar Rate Loans/Letter of Credit Fees under §2.7(b)	0.75%	1.00%
Commitment Fees under §2.7(a)	0.15%	0.15%

For purposes of determining the Applicable Margin, the Applicable Margin will be adjusted, if necessary, quarterly as of the 1st day of month following the month in which the Lender receives the financial statements required under Section 5.4(b) for each of the first three fiscal quarters of each fiscal year and under Section 5.4(d) for the last fiscal quarter of each fiscal year, based on the Leverage Ratio as of the most recently ended fiscal quarter of the Company, provided that upon the occurrence and during the continuance of any Event of Default or Default the Applicable Margin shall be as set forth in column III above. As of the Effective Date the Applicable Margin shall be as set forth in column I above.

“ARPCO” shall mean American Risk Pooling Consultants, Inc., a Michigan corporation.

“ARPCO Holdings” shall mean ARPCO Holdings, Inc., a Delaware corporation.

“Assignment and Acceptance” is defined in Section 8.6(c).

“Borrowing” shall mean the aggregation of Advances of the Lender to be made to the Company pursuant to Article II on a single date and for a single Eurodollar Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Advances comprising the related Borrowing, e.g., a “Eurodollar Rate Borrowing” is a Borrowing comprised of Eurodollar Rate Loans.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which the Lender is not open to the public for carrying on substantially all of its banking functions, and if the applicable Business Day relates to a Eurodollar Rate Loan or request therefor, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease” shall mean any lease which, in accordance with Generally Accepted Accounting Principles, is or should be capitalized.

“Capital Stock” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii) (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Change in Control” shall mean (i) any Person, (which shall include, for purposes of this definition only, a “person” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act)) acquires or owns beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right) or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors or equivalent governing body (after giving effect to any change therein simultaneously with the IPO) of the Company by Persons who were neither (x) nominated by the board of directors or equivalent governing body of the Company nor (y) appointed by directors so nominated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Commitment” shall mean the commitment of the Lender to make Advances pursuant to Section 2.1 in amounts not exceeding an aggregate principal amount outstanding of $30,000,000.

“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Default” shall mean any of the events or conditions described in Section 6.1 or 6.2 which might become an Event of Default with notice or lapse of time or both.

“Dollars” and “$” shall mean the lawful money of the United States of America.

“Effective Date” shall mean the effective date specified in the final paragraph of this Agreement.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Environmental Laws” at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

“Eurodollar Interest Period” shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made and ending on the date one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing; provided, that (a) any Eurodollar Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month in which case such Eurodollar Interest Period shall end on the next preceding Business Day and (b) any Eurodollar Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Interest Period is to end, shall end on the last Business Day of such calendar month.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

(a)	the Applicable Margin, plus

(b)           the rate per annum obtained by dividing (i) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Lender, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of such Eurodollar Rate Loan and having a maturity equal to such Eurodollar Interest Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements including, without limitation, any marginal, emergency, supplemental, special or other reserves, that is specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) or any other governmental authority (including any nation or government, any political functions of or pertaining to government) having jurisdiction with respect thereto, for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurodollar liabilities” in Regulation D of such Board) maintained by a member bank of such System or otherwise with respect to determining reserves or similar amounts;

all as conclusively determined by the Lender, such sum to be rounded up, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16 of 1%).

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Eurodollar Rate Loan” shall mean any Loan which bears interest at the Eurodollar Rate.

“Event of Default” shall mean any of the events or conditions described in Section 6.1 or 6.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“Fixed Charge Coverage Ratio” shall mean, as of the end of any fiscal quarter of the Company, the ratio of (a) the sum of: (i) the maximum dividends available to the Company from its Insurance Subsidiaries for the next four fiscal quarters, plus (ii) without duplication of any amounts referred to in the previous clause, cash and cash equivalents held by the Company and its Subsidiaries, including at such time the unused amount of the Commitment, plus (iii) dividends paid to the Company from non-insurance administrative services or marketing Subsidiaries for the four consecutive fiscal quarters then ending to (b) the sum of (i) Total Interest Expense for the four consecutive fiscal quarters then ending, plus (ii) all dividends, distributions and other obligations paid or payable with respect to the Company’s Capital Stock for the four consecutive fiscal quarters then ending.

“Fixed Rate Loan” shall mean any Eurodollar Rate Loan or Negotiated Rate Loan.

“FMH” shall mean the entity formerly known as First Mercury Holdings, Inc., a Delaware corporation, which entity was merged with the Company, with the Company as the survivor.

“FMH Senior Note Debt” means all current and future Indebtedness and other liabilities owing pursuant to the FMH Senior Notes or any other FMH Senior Note Document and any extensions, refinancings, renewals or refundings thereof and any increases in the amount thereof .

“FMH Senior Note Documents” means the FMH Senior Note Indenture, the FMH Senior Notes and all agreements and documents executed in connection therewith at any time.

“FMH Senior Notes” means the Senior Floating Rate Notes due 2012 Notes issued by FMH in August, 2005 in the aggregate principal amount of $65,000,000 pursuant to the FMH Senior Note Indenture and any other securities issued pursuant to the FMH Senior Note Indenture at any time.

“FMH Senior Note Indenture” means the Indenture with respect to the FMH Senior Notes dated as of August 17, 2005, as amended or modified from time to time.

“FMIC” shall mean First Mercury Insurance Company.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.5 hereof.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Governmental Authority” shall mean any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean the Company (with respect to the Guaranteed Obligations of each Account Party) and CoverX Corporation, ARPCO, ARPCO Holdings and all other present and future material non-Insurance Subsidiaries of the Company (with respect to all Guaranteed Obligations); provided, however, that (a) Public Entities Risk Services of Iowa, Inc. (a/k/a PERSI) and a non-Insurance Subsidiary commonly known as IRM shall not be required to be a Guarantor so long as any Person that is not an Affiliate of the Company owns any material amount of the Capital Stock of Public Entities Risk Services, Inc. and (b) the Company may exclude certain non-Insurance Subsidiaries of the Company from this definition of Guarantors (and such non-Insurance Subsidiaries shall not be Guarantors) if both of the following conditions are satisfied (i) the Company designates such non-Insurance Subsidiaries which are to be excluded from this definition to the Lender and (ii) all such non-Insurance Subsidiaries so excluded do not have total assets or annual revenues in excess of $500,000 in the aggregate; provided, further, that Van American Insurance Services, Inc. shall not be required to be a Guarantor so long as its only asset is a note receivable from the sale of all its assets in an amount not to exceed $1,000,000, as reduced from time to time, and payments on such note are dividended to the Company.

“Guaranty” shall mean the guaranty agreement entered into by the Guarantors for the benefit of the Lender pursuant to Article VII of this Agreement.

“Historical Statutory Statements” is defined in Section 4.5(b).

“Indebtedness” of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as “take or pay contracts”), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any plan of such person or of any member of a controlled group of which such person is a member, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), (h) all liabilities under any securitization, any so-called “synthetic lease” or “tax ownership operating lease” or any other off balance sheet transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on a balance sheet of such person, based on the outstanding amount of such liability if it had been structured as a financing on the balance sheet of such person, and (i) all obligations of others similar in character to those described in clauses (a) through (h) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person, other than insurance contracts issued by the Company or any of its Subsidiaries in the ordinary course of business.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its state of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” shall mean any Subsidiary of the Company, the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its state of domicile.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period with respect to such Eurodollar Rate Loan and, in the case of any interest period exceeding three months, those days that occur during such Eurodollar Interest Period at intervals of three months after the first day of such Eurodollar Interest Period and (b) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement, and the Termination Date.

“Interest Period” shall mean any Eurodollar Interest Period or Negotiated Interest Period.

“IPO” shall mean the sale of the Capital Stock of the Company pursuant to (a) a registration statement under the Securities Act that has been declared effective by the SEC or (b) a public offering outside the United States and which results, in either case, in an active trading market for such shares. An active trading market shall be deemed to exist if such shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System or any major international or domestic trading market exchange.

“Junior Subordinated Debentures” means (1) debentures which (i) by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or after the Termination Date, (ii) which are issued to a TOPS Trust which issues to investors, simultaneously with the issues of such debentures, trust preferred shares having substantially similar terms as such debentures and (iii) are reasonably acceptable to the Lender and (2) any other debentures of such person or its Subsidiaries having substantially the same terms as the securities described in clause (1), or terms no more adverse to the Company and its Subsidiaries or the Lender than such items and are reasonably acceptable to the Lender.

“Leverage Ratio” shall mean, as of the end of any fiscal quarter of the Company, the ratio of: (a) Total Debt of such person to (b) Total Capital of such person, all as determined in accordance with Generally Acceptable Accounting Principles.

“Letter of Credit” shall mean a standby letter of credit having a stated expiry date or a date upon which the draft must be reimbursed not later than twelve months after the date of issuance and not later than twelve months after the Termination Date issued by the Lender for the account of the Account Party under an application and related documentation acceptable to the Lender requiring, among other things, immediate reimbursement by the Account Party to the Lender in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Lender relative thereto.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Letter of Credit Advance” shall mean any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1.

“Letter of Credit Documents” shall have the meaning ascribed thereto in Section 3.9(b).

“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor’s or lessee’s interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Loan” shall mean any borrowing under Section 2.4 evidenced by the Note and made pursuant to Section 2.1. Any such Loan or portion thereof may also be denominated as a Alternate Base Rate Loan, Negotiated Rate Loan or a Eurodollar Rate Loan and such Alternate Base Rate Loans, Negotiated Rate Loan and Eurodollar Rate Loans are referred to herein as “types” of Loans.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Joinder Agreements, the Letter of Credit Documents and all other agreements and documents executed in connection herewith at any time, as amended or modified from time to time.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, business, operations, financial condition, liabilities, prospects or capitalization of the Company and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the rights and remedies of the Lender under the Loan Documents.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Negotiated Interest Period” shall mean, with respect to any Negotiated Rate Loan, the period commencing on the day such Negotiated Rate Loan is made or converted to a Negotiated Rate and ending on the date agreed upon between the Company and the Lender at the time such Negotiated Rate Loan is made, and each subsequent period commencing on the last day of the immediately preceding Negotiated Interest Period and ending on the date agreed upon between the Company and the Lender at the time such Negotiated Rate Loan is elected to be continued as a Negotiated Rate Loan by the Company, provided, however, that no Negotiated Rate Interest Period which would end after the Termination Date shall be permitted.

“Negotiated Rate” shall mean, with respect to any Negotiated Rate Loan, the rate per annum agreed upon between the Company and the Lender at the time such Negotiated Rate Loan is made.

“Negotiated Rate Loan” shall mean any Loan which bears interest at the Negotiated Rate.

“Net Income” of any person, shall mean, for any period, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for such period (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with Generally Accepted Accounting Principles.

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

“Note” shall mean any promissory note of the Company evidencing the Loans, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes in exchange or replacement therefor.

“Notice of Borrowing” shall mean any notice of any Borrowing.

“Overdue Rate” shall mean (a) in respect of the principal of any Fixed Rate Loan, a rate per annum that is equal to the sum of two percent (2%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Fixed Rate Loan and, thereafter, a rate per annum that is equal to the sum of two percent (2%) per annum plus the Alternate Base Rate, and (b) in respect of the principal of any Alternate Base Rate Loan, and other amounts payable by the Company hereunder (other than interest or amounts described in clause (a) above), a per annum rate that is equal to the sum of two percent (2%) per annum plus the Alternate Base Rate.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” shall mean Liens permitted by Section 5.11 hereof.

“Person” or “person” shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

“Plan” shall mean, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which is maintained or sponsored by such person, any Subsidiary of such person or any ERISA Affiliate, if such person could have liability with respect to such pension plan.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prohibited Transaction” shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

“Reportable Event” shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“SAP” means, as to FMFC, ANIC or any other Insurance Subsidiary, statutory accounting principles prescribed or permitted by such Person’s state of domicile.

“SEC” shall mean the Securities and Exchange Commission or any successor agency thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Statutory Accounting Principles” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent Historical Financial Statements.

“Subordinated Debt” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of all Advances and other obligations hereunder to the written satisfaction of the Lender and is on terms, including without limitation maturities, defaults and covenants, satisfactory to the Lender.

“Subsidiary” of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous rights (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to “Subsidiary” shall mean a Subsidiary of the Company. Notwithstanding the foregoing, a TOPS Trust of any person shall not be considered a Subsidiary of such person.

“Substantial Portion” shall mean, with respect to the assets of the Company and its Subsidiaries, assets which (a) represent more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of December 31, 2005, or (b) is responsible for more than 10% of the consolidated net revenues or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Termination Date” shall mean the earlier to occur of: (a) September 30, 2011, or (b) the date on which the Commitment shall be terminated pursuant to Sections 2.2, 6.1 or 6.2.

“TOPS Trust” means a trust sponsored by the Company created for the purpose of issuing its securities in connection with the issuance of Junior Subordinated Debentures and which is not part of the Company’s consolidated group of entities in accordance with GAAP.

“Total Capital” shall mean, as of any date, the sum of: (a) Total Debt, plus (b) common equity of the Company and its Subsidiaries, plus (c) preferred equity of the Company and its Subsidiaries, all on a consolidated basis.

“Total Debt” shall mean, as of any date, all Indebtedness of the Company and its Subsidiaries on a consolidated basis.

“Total Interest Expense” shall mean, for any period, total interest and related expense (including, without limitation, that portion of any capitalized lease obligation attributable to interest expense in conformity with Generally Accepted Accounting Principles, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) paid, payable or accrued during such period, without duplication for any other period, with respect to all outstanding Indebtedness of the Company and its Subsidiaries, all as determined for the Company and

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its Subsidiaries on a consolidated basis for such period in accordance with Generally Accepted Accounting Principles.

“Unfunded Benefit Liabilities” shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

1.2          Other Definitions; Rules of Construction. As used herein, the terms “Lender”, “Company” and “this Agreement” shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.3          Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations hereunder shall be made, in accordance with Generally Accepted Accounting Principles (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, Statutory Accounting Principles). Notwithstanding the foregoing, in the event that any changes in Generally Accepted Accounting Principles or Statutory Accounting Principles after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in Sections 5.6 and 5.7, as applicable, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes. References to amounts on particular exhibits, schedules, lines, pages and columns of any annual financial statement or quarterly financial statement of the Company and its Subsidiaries are based on the format promulgated by the NAIC for such 2005 annual financial statements and quarterly financial statements. In the event such format is changed in future years so that different information is contained in such items or they no longer exist, or if such annual financial statement or quarterly financial statement is replaced by the NAIC or by any Insurance Regulatory Authority after the date hereof such that different forms of financial statements are required to be furnished by the Insurance Subsidiaries in lieu thereof, such references shall be to information consistent with that reported in the referenced item in the 2005 annual financial statements or quarterly financial statements, as the case may be.

ARTICLE II.

THE COMMITMENTS AND THE LOANS

2.1         Commitment of the Lender. The Lender agrees, subject to the terms and conditions of this Agreement, to make Loans to the Company and to issue Letter of Credit Advances to Account Parties pursuant to Section 2.4, from time to time, from and including the Effective Date, to but excluding the Termination Date, in an aggregate amount not to exceed the amount of its Commitment, provided, however, that the aggregate amount of Letter of Credit Advances outstanding at any time shall not exceed $5,000,000.

2.2          Notice of Borrowings. The Company shall give the Lender verbal notice (a “Notice of Borrowing”) of each Borrowing not later than 10:00 a.m. Detroit time on (a) the Business Day on which each Alternate Base Rate Borrowing is to be made, (b) three Business Days before each Fixed Rate Borrowing and (c) five Business Days before each Letter of Credit Advance is to be made, specifying:

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(i)	the date of such Borrowing, which shall be a Business Day;

(ii)	the aggregate amount of such Borrowing;

(iii)         if a Loan, whether the Loans comprising such Borrowing are to be Alternate Base Rate Loans, Negotiated Rate Loans or Eurodollar Rate Loans;

(iv)         with respect to Fixed Rate Loans, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Negotiated Interest Period and Eurodollar Interest Period, as the case may be; and

(v)          in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the Lender.

2.3          Limitation on Advances. Notwithstanding anything in this Agreement to the contrary, the sum of the aggregate principal amount of all Advances shall not at any time exceed the Commitment of the Lender as of the date any such Advance is made.

2.4	Funding of Advances.

(a)           Subject to the terms and conditions of this Agreement, not later than 1:00 p.m. Detroit time on the date of each Borrowing consisting of Loans, the Lender shall make available such Borrowing, in federal or other funds immediately available in Detroit, to the Company at the address of the Lender referred to in Section 8.2 and, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit. Notwithstanding anything herein to the contrary, the Lender may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are contrary to a policy of the Lender.

(b)           If the Lender makes a new Loan hereunder on a day on which the Company is to repay all or any part of an outstanding Loan from the Lender, the Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Lender to the Company as provided in subsection (a) of this Section, or remitted by the Company to the Lender as provided in Section 3.5.

2.5          Note. (a) The Loans of the Lender shall be evidenced by a single Note payable to the order of the Lender at its Applicable Lending Office in an amount equal to the amount of the Commitment.

(b)           The Lender shall record on its books and records, and prior to any transfer of its Note shall endorse on the schedules forming a part thereof, appropriate notations to evidence, the date, amount and maturity of each Advance made by it and the date and amount of each payment of principal made by the Company with respect thereto; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Note. The Lender is hereby irrevocably authorized by the Company so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required. The records and endorsements of the Lender regarding the Advances made by it shall constitute prima facie evidence of the information contained therein.

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2.6          Maturity of Advances. Each Advance shall mature, and the principal amount thereof and all accrued interest thereon shall be due and payable, as described in Article III and VI hereof and elsewhere in this Agreement and the Note.

2.7          Commitment and Letter of Credit Fees. (a) The Company agrees to pay to the Lender a commitment fee on the daily average unused amount of the Commitment, for the period from the Effective Date to and including the Termination Date, in arrears, at the rate per annum equal to the Applicable Margin. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement and on the Termination Date.

(b)            The Company agrees to pay, and to cause the relevant Account Party to pay, a fee to the Lender, at a per annum rate equal to the Applicable Margin on the maximum amount available to be drawn from time to time under each Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit. Such fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement and on termination or expiry of each Letter of Credit. The Company further agrees to pay, and to cause the relevant Account Party to pay, to the Lender, on demand, such other customary administrative fees, charges and expenses of the Lender in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

2.8          Other Fees. The Company shall pay to the Lender such closing and other fees as may be separately agreed upon between the Company and the Lender.

2.9          Minimum Amounts of Borrowings. Except for (a) Borrowings and conversions thereof which exhaust the entire remaining amount of the Commitment and (b) payments required pursuant to Section 3.1 or Section 3.6, each Borrowing and each continuation or conversion thereof pursuant to Section 2.15 and each prepayment thereof shall be in a minimum amount of $500,000 and in an integral multiple of $250,000. No more than six (6) Eurodollar Interest Periods shall be permitted to exist at any one time with respect to all Borrowings outstanding hereunder from time to time.

2.10        Optional Termination or Reduction of Commitment. The Company shall have the right to terminate or reduce the Commitment without premium or penalty at any time and from time to time at its option, provided that (a) the Company shall give at least three (3) Business Days prior notice of such termination or reduction to the Lender specifying the amount and effective date thereof, (b) each partial reduction of the Commitment shall be in a minimum amount of $1,000,000 and in an integral multiples of $1,000,000, (c) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a Notice of Borrowing is then pending and (d) the Commitment may not be terminated if any Advances are then outstanding and may not be reduced below the aggregate principal amount of all Advances then outstanding. The Commitment or any portion thereof terminated or reduced pursuant to this Section may not be reinstated.

2.11        Termination of Commitment. The Commitment shall terminate on the Termination Date, and any Advances outstanding (together with accrued interest and fees thereon) pursuant to such Commitment shall be due and payable on such date.

2.12        Conditions for First Borrowing. The obligation of the Lender to make a Advance on the occasion of the first Borrowing is subject to receipt by the Lender of the following documents and completion of the following matters, in form and substance satisfactory to the Lender:

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(a)           Charter Documents. Certificates of recent date of the appropriate authority or official of the Company’s state of incorporation listing all charter documents of the Company on file in that office and certifying as to the good standing and corporate existence of the Company together with copies of such charter documents of the Company, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

(b)           By-Laws and Corporate Authorizations. Copies of the by-laws of the Company together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and the Note and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

(c)           Incumbency Certificate. Certificates of incumbency of the Company containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement and the Note and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

(d)           Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the Note or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the Note, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Company, or, if none are required, a certificate of such officer to that effect;

(e)           Representations and Warranties. A certificate of a senior officer of the Company to the effect that (i) the representations and warranties of the Company contained in this Agreement are true in all material respects, and (ii) no Default or Event of Default has occurred and is continuing;

(f)           Legal Opinion of Counsel for the Company. The favorable written opinion of counsel for the Company and the Guarantors with respect to the transactions and other matters contemplated hereby, dated the Effective Date and satisfactory in form and substance to the Lender;

(g)           Note. The Revolving Loan Note complying with Section 2.5, duly executed on behalf of the Company for the Lender;

(h)           Fees. The payment in full of all fees required to be paid by the Company on or before the Effective Date hereunder;

(i)            No Material Adverse Effect. Evidence satisfactory to the Lender that there has been no Material Adverse Effect on the Company or any of its Subsidiaries with respect to the financial condition of the Company and its Subsidiaries as reflected in the audited financial statements delivered to the Lender for the fiscal year ended December 31, 2005.

(j)            Adequacy of Reserves, Etc. The Lender shall be satisfied: (i) that adequate reserves exist for the Insurance Subsidiaries; (ii) with the actual structure of the investment portfolio of the Insurance Subsidiaries; (iii) with the reinsurance arrangements of the Insurance Subsidiaries of the Company; and (iv) that no Material Adverse Effect has occurred with respect to any of the foregoing prior to the Effective Date.

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(k)           No Litigation. Evidence satisfactory to the Lender that no litigation is pending against the Company and its Subsidiaries which could have a Material Adverse Effect.

(l)            Evidence of Merger. Evidence satisfactory to the Lender that FMH and the Company have completed a merger with the Company as the survivor, on terms satisfactory to the Lender.

(m)         Completion of IPO. Successful completion of the IPO on terms satisfactory to the Lender, including without limitation (i) the use of the IPO proceeds to pay all existing debt of the Company, including any debt of FMH assumed by the Company in connection with the merger between the Company and FMH and including all of the FMH Senior Note Debt and termination of all FMH Senior Note Documents, (ii) the allowance of a portion of the IPO proceeds to be paid to the shareholders of the Company, on terms satisfactory to the Lender.

(n)           Other Conditions. The Company shall have delivered to the Lender such other certificates and documents as the Lender may reasonably request, including without limitation any management discussion and analysis report and expense exhibit as required by the NAIC, each acceptable to the Lender.

2.13        Further Conditions for Disbursement. The obligation of the Lender to make any Advance on the occasion of each Borrowing (including without limitation the first Borrowing) is further subject to the satisfaction of the following conditions precedent:

(a)           receipt by the Lender of a Notice of Borrowing as required under this Agreement and, in the case of any Letter of Credit Advance, the Account Party shall have delivered to the Lender an application for the related Letter of Credit, a Joinder Agreement (if the Account Party is not the Company) and other related documentation requested by and acceptable to the Lender appropriately completed and duly executed on behalf of the Account Party thereto.

(b)           the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Borrowings will not exceed the aggregate amount of the relevant Commitment or otherwise be in excess of the amount permitted under Section 2.3;

(c)           the fact that, at the time of, and immediately after, such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(d)           the fact that the representations and warranties of the Company contained in this Agreement shall be true in all material respects as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in subsection (b), (c) and (d) of this Section. For purposes of this Section the representations and warranties contained in Section 4.5 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.4.

2.14        Limitations of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurodollar Rate Borrowing (a) in the case of any Eurodollar Rate Borrowing, deposits in Dollars for periods comparable to the Eurodollar Interest Period elected by the Company are not available to the Lender in the relevant interbank secondary market, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of making, funding or maintaining the related Eurodollar Rate Loan, or (c) by reason of national or international

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financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Lender (i) to make or fund Eurodollar Rate Borrowings or (ii) to maintain outstanding such Eurodollar Rate Borrowing, or (iii) to convert a Loan to a Eurodollar Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurodollar Rate Borrowing or a continuation of or conversion to a Eurodollar Rate Borrowing. In the event that such circumstances no longer exist, the Lender shall again consider requests for Eurodollar Rate Borrowings, and requests for continuations of and conversions to Eurodollar Rate Borrowings.

ARTICLE III.

PAYMENTS AND PREPAYMENTS OF LOANS

3.1	Principal Payments and Prepayments.

(a) Unless earlier payment is required under this Agreement, the Company shall pay to the Lender the principal amount on each Eurodollar Rate Loan included in any Revolving Credit Borrowing on the last day of the Eurodollar Interest Period applicable thereto or on the Termination Date, whichever is earlier, and the principal amount of each Alternate Base Rate Loan included in any Revolving Credit Borrowing shall be due and payable on the Termination Date.

(b) The Company may, upon two Business Days’ notice to the Lender, prepay any Alternate Base Rate Borrowing without premium or penalty in whole at any time, or from time to time in part in a minimum amount of $500,000 and in integral multiples of $250,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Company may not prepay any Eurodollar Rate Borrowing except on the last day of the relevant Eurodollar Interest Period. Each such optional prepayment shall be applied to prepay the Advances.

All notices of prepayment that are delivered to the Lender by the Company pursuant to this Section 3.1 shall be delivered by 10:00 a.m. Detroit time on the relevant Business Day or if delivered at a later time shall be deemed to have been delivered as of the next Business Day. A notice of prepayment shall not be revocable by the Company after the Lender receives notice thereof.

(c)           If at any time the aggregate outstanding principal amount of the Advances shall exceed the Commitment, the Company shall forthwith pay to the Lender, without demand, an amount not less than the amount of such excess for application to the outstanding principal of the Advances.

3.2          Interest Payments. The Company shall pay interest to the Lender on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by demand, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

(a)	with respect to each Alternate Base Rate Loan, the Alternate Base Rate;

(b)	with respect to each Eurodollar Rate Loan, the Eurodollar Rate.

(c)	with respect to each Negotiated Rate Loan, the Negotiated Rate.

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Notwithstanding the foregoing subsections (a), (b) and (c), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by demand, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

3.3          General Provisions as to Payments. The Company shall make each payment of principal of, and interest on, the Advances and of fees and other amounts payable hereunder, not later than 10:00 a.m. Detroit time on the date when due, in federal or other funds immediately available in Detroit, to the Lender at its address referred to in Section 8.2. Whenever any payment of principal of, or interest on, Alternate Base Rate Loans or any commitment, facility, or other fee or expense payable hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Rate Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended pursuant to this Section, by operation of law, or otherwise, interest thereon shall be payable for such extended time.

3.4          Computation of Interest and Fees. Interest and fees based on the Advances and facility fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

3.5          No Setoff or Deduction. All payments of principal of and interest and fees on the Advances and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

3.6	Additional Costs.

(a)          In the event that the adoption of, or any change in or in the interpretation by any governmental authority of, any applicable law, treaty, rule or regulation (whether domestic or foreign), or compliance by the Lender with any guideline, request or directive of any governmental authority that is promulgated, made, issued, or changed (whether or not having the force of law), shall (i) change the basis of taxation of payments to the Lender of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Lender, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Lender has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender, or (iii) shall impose any other condition with respect to this Agreement, the Commitment, the Note or the Advances, and the result of any of the foregoing is to increase the cost to the Lender, of making, funding or maintaining any Eurodollar Rate Loan or to reduce the amount of any sum receivable by the Lender thereon, then the Company shall pay to the Lender, from time to time, upon request by the Lender, additional amounts sufficient to compensate the Lender for such increased cost or reduced sum receivable to the extent, in the case of any Eurodollar Rate Loan, the Lender is not compensated therefor in the computation of the interest rate applicable to such Eurodollar Rate Loan or pursuant to subsection (b) of this Section. A statement as to the amount of such increased cost or reduced sum receivable and reason therefor, prepared

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in good faith and in reasonable detail by the Lender and submitted by the Lender to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

(b)           In the event that any applicable law, rule, regulation, or guideline now in effect relating to capital adequacy, or that the adoption of, or any change in or in the interpretation by any governmental authority of any applicable law, treaty, rule or regulation (whether domestic or foreign), or that compliance by the Lender with any guideline, request or directive of any governmental authority (whether or not having the force of law) relating to capital adequacy, or that is promulgated, made, issued, or changed, including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Lender (or any corporation controlling the Lender) and the Lender determines that the amount of such capital required or expected to be maintained is increased by or based upon the existence of the Lender’s obligations hereunder and such increase has the effect of reducing the rate of return on the Lender’s (or such controlling corporation’s) capital as a consequence of such obligations hereunder to a level below that which the Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then the Company shall pay to the Lender, from time to time, upon request by the Lender, additional amounts sufficient to compensate the Lender (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Lender reasonably determines to be allocable to the existence of the Lender’s obligations hereunder. A statement as to the amount of such compensation and reason therefor, prepared in good faith and in reasonable detail by the Lender and submitted by the Lender to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

(c)           The Lender shall not charge any amount under this Section 3.6 unless it is charging other borrowers similarly-situated to the Company, as reasonably determined by the Lender, similar amounts.

3.7          Illegality and Impossibility. In the event that the adoption of, or any change in or in the interpretation by any governmental authority of, any applicable law, treaty, rule or regulation (whether domestic or foreign), or compliance by the Lender with any guideline, request or directive of any governmental authority that is promulgated, made, issued, or changed (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Lender to maintain any Eurodollar Rate Loan under this Agreement, the Company shall upon receipt of notice thereof from the Lender, repay in full the then outstanding principal amount of each Eurodollar Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Lender under Section 3.10, (a) on the last day of the then current Eurodollar Interest Period applicable to such Loan if the Lender may lawfully continue to maintain such Loan to such day, or (b) immediately if the Lender may not continue to maintain such Loan to such day. The Lender shall not charge any amount under this Section 3.7 unless it is charging other borrowers similarly-situated to the Company, as reasonably determined by the Lender, similar amounts.

3.8          Funding Losses. If the Company makes any payment of principal with respect to any Fixed Rate Loan on any day other than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.1, Section 3.7, Article VI or otherwise), or if the Company fails to borrow any Fixed Rate Loan after notice has been given to the Lender in accordance with Section 2.2, or if the Company fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall, in addition to any amounts that may be payable pursuant to Section 3.6 or 3.7 reimburse the Lender on demand for any resulting loss or expense incurred by the Lender, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties and anticipated profits in connection with any participation of Loans hereunder. A statement as to the amount of such loss or expense and reason therefor, prepared in good faith and in reasonable detail by the Lender and submitted

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by the Lender to the Company, shall be conclusive and binding for all purposes in the absence of manifest error in computation.

3.9        Letter of Credit Reimbursement Payments. (a) The Account Party agrees to pay to the Lender, on the day on which the Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Lender in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Lender relative thereto. Each reimbursement amount not paid pursuant to the first sentence of Section 3.9(a) shall bear interest, payable on demand by the Lender, at the interest rate then applicable to Alternate Base Rate Loans.

(b)        The reimbursement obligation of the Account Party under this Section 3.9 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Account Party to the Lender hereunder shall have been satisfied, and such obligations of the Account Party shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Account Party:

(i)            Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the “Letter of Credit Documents”);

(ii)          Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

(iii)         The existence of any claim, setoff, defense or other right which the Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(iv)         Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           Payment by the Lender to the beneficiary under any Letter of Credit against presentation of a document which does not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(vi)         Any failure, omission, delay or lack on the part of the Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Lender or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Lender or any such party;

(vii)        Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Account Party from the performance or observance of any obligation, covenant or agreement contained in this Section 3.9.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Account Party has or may have against the beneficiary of any Letter of Credit

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shall be available hereunder to the Account Party against the Lender. Nothing in this Section 3.9 shall limit the liability, if any, of the Lender to the Account Party pursuant to Section 7.5.

(c)        For purposes of this Agreement, a Letter of Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in this Section 3.9 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to this Section 3.9.

(d)        Notwithstanding anything herein to the contrary, five days prior to the Termination Date, the Account Party shall provide cash collateral in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit issued for the account of such Account Party. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Lender as collateral security for the payment and performance of the obligations described in the following sentence. Each Account Party hereby (i) grants a first priority security interest in all such cash collateral to secure all obligations owing by such Account Party hereunder, (ii) agrees that the Lender shall have sole control over such cash collateral and may hold such cash collateral and apply it to reimbursement obligations that may become due under any Letters of Credit issued for the account of such Account Party or may apply it to any other obligations of such Account Party or any other Account Party hereunder as the Lender may determine in its discretion and (iii) agrees to execute such further documents, if any, in connection therewith as required by the Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lender that:

4.1          Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is necessary, and the Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own and operate its properties and to execute and deliver, and to perform all of its obligations under, this Agreement and the Note.

4.2          Due Authorization. The execution, delivery and performance by the Company of this Agreement and the Note have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of the Company, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or of the Certificate of Incorporation or By-Laws of the Company, or (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected; and the Company is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument where such default could have a Material Adverse Effect.

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4.3          Third-Party Consents. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or the Note.

4.4          Validity of Agreements. This Agreement constitutes, and the Note when delivered hereunder will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4.5	Financial Statements.

(a)           The consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2005, certified by BDO Seidman, LLP, independent public accountants, copies of which have been furnished to the Lender, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with Generally Accepted Accounting Principles applied on a consistent basis. Since December 31, 2005, there has been no Material Adverse Effect and there exists no event, condition, or state of facts that could reasonably be expected to result in a Material Adverse Effect.

(b)           The Company has heretofore furnished to the Lender copies of the annual financial statements of each of the Insurance Subsidiaries as of December 31, 2005, 2004, 2003 and 2002, and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with Statutory Accounting Principles (except as may be reflected in the notes thereto and subject, with respect to the relevant quarterly statements, to the absence of notes required by Statutory Accounting Principles and to normal year-end adjustments), were in compliance with applicable Requirements of Law when filed and present fairly the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with Statutory Accounting Principles, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

4.6          Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Company or such Subsidiary, could have a Material Adverse Effect.

4.7          Regulations T, U and X. The Company is not engaged as one of its principal activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance hereunder will be used, directly or indirectly, to purchase or carry any

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margin stock or for any other purpose that would violate any of the margin regulations of the Board of Governors.

4.8          Title to Property. The Company and the Subsidiaries have good and marketable title to their respective properties and assets, including the properties and assets reflected in the most recent audited financial statements referred to in Section 4.5 or delivered pursuant to Section 5.4, subject to no Lien except Permitted Liens.

4.9          Other Agreements. Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would have a Material Adverse Effect.

4.10        Taxes. The Company and each Consolidated Subsidiary have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

4.11        Accuracy of Information. No information, exhibit or report furnished in writing by the Company to the Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time that they were made.

4.12	Subsidiaries.

(a)           The list of Subsidiaries and their jurisdictions of incorporation and addresses, set forth on Schedule 4.12 hereto is accurate and complete as of the Effective Date. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing (where the concept of good standing applies) under the laws of the state of its incorporation, is duly qualified to transact business and is in good standing (where the concept of good standing applies) in each jurisdiction where such qualification is necessary, and has all requisite power and authority, corporate or otherwise, to conduct its business, and to own and operate its properties. All outstanding shares of Capital Stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and such shares that are and will be owned, beneficially and of record, by the Company are or will be free and clear of any Liens, other than Liens disclosed on Schedule 5.11 hereto.

(b)           Each Insurance Subsidiary holds all licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), necessary for such Insurance Subsidiaries to engage in the line or lines of insurance in which each such Insurance Subsidiary is engaged. To the knowledge of the Company, (i) no such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) there is no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Other than existing regulatory restrictions applicable to insurance companies generally, none of the Insurance Subsidiaries is subject to any regulatory prohibition on the payment of normal dividends in the 2005 fiscal year or in any year thereafter.

4.13        ERISA. The Company, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred

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with respect to any such Plan that would reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan other than obligations in the ordinary course of business to make Plan contributions and pay PBGC premiums which have been paid when due. The execution, delivery and performance of this Agreement and the Note does not constitute a Prohibited Transaction with respect to any Plan. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, its Subsidiaries or their ERISA Affiliates in excess of $50,000 as of January 1, 2006.

4.14        Environmental and Safety Matters. The Company and each Subsidiary is in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all applicable Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (c) has knowledge of any facts, events or conditions which would reasonably be expected to result in or give rise to such investigation, notice or violation. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

4.15      Reportable Transaction. The Company does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof.

4.16        Guarantors. As of the Effective Date: (a) excluding CoverX Corporation, ARPCO, ARPCO Holdings and Van American Insurance Services, Inc., all non-Insurance Subsidiaries of the Company do not have total assets or annual revenues in excess of $500,000 in the aggregate and (b) the only asset of Van American Insurance Services, Inc. is a note receivable from the sale of all its assets in an amount not to exceed $1,000,000, as reduced from time to time, and payments on such note are dividended to the Company.

ARTICLE V.

COVENANTS OF THE COMPANY

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The Company covenants and agrees that until all Advances and other amounts due hereunder are irrevocably paid in full, and the Commitment shall expire or terminate, unless the Lender shall otherwise consent in writing:

5.1          Preservation of Corporate Existence, Etc. It will do or cause to be done, and cause all Subsidiaries to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 5.12, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority, except where the failure to do so would not have a Material Adverse Effect.

5.2          Compliance with Laws, Etc. It will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

5.3          Maintenance of Properties; Insurance. It will, and will cause each Subsidiary to, maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Lender for purposes of assuring compliance with this Section 5.3.

5.4	Reporting Requirements. It will furnish to the Lender the following:

(a)           Promptly and in any event within three calendar days after becoming aware of the occurrence of (i) any Event of Default or Default, (ii) the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein, or (iii) entering into any material contract or undertaking that is not entered into in the ordinary course of business or (iv) any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company, to result in a Material Adverse Effect, a statement of the chief financial officer of the Company setting forth details of such Event of Default or Default or such event or condition or such litigation and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

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(b)           As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, retained earnings and changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and if requested by the Lender such consolidating financial statements, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Company as having been prepared in accordance with Generally Accepted Accounting Principles, together with a certificate of the chief financial officer of Company stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto;

(c)           As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company’s Insurance Subsidiaries, a quarterly financial statement prepared in substantially the same form as and in accordance with the statutory and regulatory requirements of the annual financial statements of the Company’s Insurance Subsidiaries, which such Subsidiaries are required to be filed with any state board, commission, department or other regulatory body, together with a certificate of the chief financial officer of each such insurance Subsidiary stating that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 5.6 and 5.7 hereof in conformity with the terms of this Agreement;

(d)           As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries and the unconsolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income and cash flow of the Company and its Subsidiaries on a consolidated basis and for the Company on an unconsolidated basis for such fiscal year and, if requested by the Lender, such consolidating financial statements for such fiscal year, and in the case of such consolidated financial statements, certified without qualifications unacceptable to the Lender by BDO Seidman, LLP, or other independent certified public accountants selected by the Company and acceptable to the Lender and in the case of such unconsolidated financial statements of the Company only, in reasonable detail and duly certified by the chief financial officer of the Company as having been prepared in accordance with Generally Accepted Accounting Principles, in each case together with a certificate of the chief financial officer of the Company stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action in which the Company has taken and proposes to take with respect thereto;

(e)           As soon as available and in any event within 120 days after the end of each fiscal year of the Company’s Insurance Subsidiaries, annual financial statements of the Company’s Insurance Subsidiaries, which such Subsidiaries are required to file with any state board, commission, department or other regulatory body, together with a certificate of the chief financial officer of each such insurance Subsidiary stating that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 5.5, 5.6, 5.7 and 5.8 hereof in conformity with the terms of this Agreement;

(f)           Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the SEC;

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(g)           Promptly and in any event within 10 calendar days after receiving or becoming aware thereof (i) a copy of any notice of intent filed with the PBGC to terminate any Plan of the Company, its Subsidiaries or any ERISA Affiliate, (ii) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any such Plan, (iii) a copy of any notice that the Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan, or (iv) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to any such Plan; and

(h)           Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of it Subsidiaries as the Lender may from time to time reasonably request, including without limitation, promptly after the sending or filing thereof, copies of all management discussion and analysis reports required by the NAIC and any expense exhibit as required by the NAIC, each in form and detail satisfactory to the Lender.

5.5         Shareholder’s Equity. As of the Effective Date through December 31, 2006, it will not permit or suffer the consolidated shareholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, but excluding the effects of FASB 115, at any time to be less than $120,000,000 (the “Minimum Shareholders’ Equity”). Following completion of the IPO, the Minimum Shareholders’ Equity shall be reset as of December 31, 2006 to an amount equal to 85% of the consolidated shareholders’ equity of the Company and its Subsidiaries as of December 31, 2006 (provided such amount is acceptable to the Lender), which amount shall further increase by amounts equal to (i) 25% of the Company’s Net Income for each fiscal year of the Company ended on or after December 31, 2007, provided, if Net Income is negative, such number will be zero; and (ii) 50% of the net proceeds to the Company from the issuance of any Capital Stock after the Effective Date (other than the IPO).

5.6          Leverage Ratio. It will not permit or suffer the Leverage Ratio to be greater than: (i) 0.35 to 1.0 at any time from and including the Effective Date to and including December 31, 2007; (iii) 0.325 to 1.0 at any time from and including January 1, 2008 to and including December 31, 2008; and (iv) 0.30 to 1.0 at any time from and including January 1, 2009 and thereafter.

5.7          Fixed Charge Coverage Ratio. It will not permit or suffer the Fixed Charge Coverage Ratio to be less than 4.0 to 1.0 as determined as of the end of any fiscal quarter of the Company.

5.8          Risk-Based Capital. The Company will not permit “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the Effective Date (the “Model Act”)) of FMIC or of any of its existing or future Insurance Subsidiaries (on a combined basis, but excluding ANIC), in each case as determined as of the end of each fiscal year, commencing with the first day of the fiscal quarter ending December 31, 2005, to be less than 162.5% of the applicable “Company Action Level RBC” (within the meaning of the Model Act) for such Insurance Subsidiary.

5.9         Ratings. The Company will not permit or suffer the A.M. Best rating of any of its Insurance Subsidiaries (excluding ANIC) to be less than “B++” at any time.

5.10        Surplus. As of the Effective Date through December 31, 2006, it will not permit or suffer the “surplus as regards policyholders” (calculated in accordance with SAP), as determined as of the end of any fiscal quarter of FMIC, ANIC or of any of its existing or future material Insurance Subsidiaries (on a combined basis) at any time to be less than $84,000,000 (the “Minimum Surplus”). Following

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completion of the IPO, the Minimum Surplus shall be reset as of December 31, 2006 to an amount equal to 85% of such “surplus as regards policyholders” as of December 31, 2006 after giving effect to such IPO, provided such amount is acceptable to the Lender, which amount shall further increase by amounts equal to (i) 25% of the Company’s Net Income for each succeeding fiscal year of the Company ended on or after December 31, 2007, provided, if Net Income is negative, such number will be zero; and (ii) 50% of the net proceeds to the Company from the issuance of any Capital Stock after the Effective Date (other than the IPO) that would be considered as such “surplus as regards policyholders”.

5.11        Liens. It will not permit or suffer any Lien to exist on any of its properties, or any property of any Consolidated Subsidiary, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except:

(a)           Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(b)           Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute (i) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (iii) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (iv) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (v) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

(c)           Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries;

(d)           Each Lien described in Schedule 5.11 hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted; and

(e)           Any Lien created to secure payment of a portion of the purchase price of any tangible fixed asset acquired by the Company or any of its Subsidiaries or payments under any Capital Lease for the lease of any tangible fixed asset leased by the Company or any of its Subsidiaries may be created or suffer to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price of such fixed asset and the aggregate principal amount of all such Indebtedness secured by such Liens (including without limitation the capitalized amount of all such Capital Leases) does not exceed at any time an amount equal to $10,000,000, provided that such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary.

5.12        Merger, Consolidation, Lease-Back, or Sale of Assets. It will not, and will not allow any Subsidiary to, merge or consolidate with any other corporation or entity, or, sell, lease or transfer or otherwise dispose of any assets or business to any Person, except (a) the Company and its Subsidiaries may sell or transfer investments made in the ordinary course of business or enter into leases in the ordinary course of business provided that at the time of any such transaction, and after giving effect to

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each such transaction, no Default or Event of Default exists or would exist, and (b) the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of other assets which in the aggregate for all such assets sold, leased, transferred or otherwise disposed of do not constitute a Substantial Portion of the assets of the Company and its Subsidiaries, provided that at the time of any such sale, and after giving effect to each such transaction, no Default or Event of Default exists or would exist.

5.13        Dividends. The Company will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Company as shall be necessary for the Company to make payments of the principal of and interest on the Advances in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments, the Company will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

5.14        Transactions with Affiliates. Except with respect to those transactions in effect on the Effective Date and described on Schedule 5.14, it will not enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate (other than a Subsidiary) except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arm’s-length transaction with a person other than an Affiliate, except for any Guaranty executed by a Subsidiary.

5.15        Additional Covenants. If at any time the Company or any of its Subsidiaries shall enter into or be a party to any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $1,000,000, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes financial covenants, affirmative or negative covenants or defaults or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Lender. Thereupon, if the Lender shall request, upon notice to the Company, the Lender and the Company shall enter into an amendment to this Agreement or an additional agreement (as the Lender may request), providing for substantially the same covenants, defaults or the equivalent thereof, as those provided for in such instrument or agreement to the extent required and as may be selected by the Lender.

5.16        Company Distributions. The Company will not declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that the Company may declare and pay dividends on its Capital Stock provided that no Default or Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.

5.17 Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) investments by the Company or any Subsidiary in the ordinary course of business and in accordance with any investment policy of the Company or such Subsidiary;

(b) any Acquisition if (A) the Company shall be the surviving or continuing corporation thereof, (B) immediately before and after such acquisition is consummated (on a pro forma basis

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acceptable to the Lender), no Default or Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Article IV shall be true and correct on and as of the date thereof as if made on the date such acquisition is consummated, (C) prior to the consummation of such acquisition, the Company shall have provided to the Lender a certificate of the chief financial officer of the Company (attaching computations to demonstrate pro forma compliance acceptable to the Lender with all financial covenants hereunder), each stating that such Acquisition complies with this Section 5.17(b) and that any other conditions under this Agreement relating to such transaction have been satisfied, (D) the target of such Acquisition shall be in the same line of business as the Company, and (E) the board of directors or similar governing body of the target of such Acquisition has approved such Acquisition.

5.18 Prepayment of Indebtedness; Subordinated Debt. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt or any obligations in respect of any Capital Stock or amend or modify any agreements with respect to any Subordinated Debt or Capital Stock.

5.19 Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Advances;

(ii)	Indebtedness existing on the date hereof and described in Schedule 5.19;

(iii)

Subordinated Debt existing on the date hereof and additional Subordinated Debt so long as no Default or Event of Default shall exist or shall have occurred and be continuing at the time such Subordinated Debt is incurred; and

(iv)

obligations pursuant to any Junior Subordinated Debentures issued after the Effective Date on terms satisfactory to the Lender so long as no Default or Event of Default shall exist or shall have occurred and be continuing at the time such Junior Subordinated Debentures are issued.

ARTICLE VI.

DEFAULT

6.1	Events of Default. Upon the occurrence of any of the following Events of Default:

(a)           The Company shall fail to pay when due any principal of any Note, or any other amount payable hereunder other than those amounts described in paragraph (b) of this Section 6.1; or

(b)           The Company shall fail to pay when due any principal of any Note, any Account Party shall fail to pay when due any amount due under any Letter of Credit Document or any Account Party shall fail to pay when due any other amount payable hereunder or under any other Loan Document other than those amounts described in paragraph (b) of this Section 6.1; or

(c)           Any representation or warranty made by the Company, any Guarantor or any Account Party in any Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Subsidiary in connection with this Agreement, shall prove to have

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been incorrect in any material respect when made or deemed made, and shall not be cured within five (5) Business Days after notice thereof shall have been given to the Company by the Lender; or

(d)           The Company or its Insurance Subsidiaries shall be prohibited by any state board, commission, department or other regulatory body from issuing new insurance policies in any jurisdiction which in the previous year constituted 10% or more of the total direct written premium of the Company or its Insurance Subsidiaries.

(e)           The Company or any Account Party shall fail to perform or observe any term, covenant or agreement contained in any Loan Document, other than those contained in Sections 5.1, 5.2, 5.3, 5.11, 5.13, 5.14 or 5.15 of this Agreement; or

(f)           The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.1, 5.2, 5.3, 5.11, 5.13, 5.14 or 5.15 and any such failure shall remain unremedied for 10 days after notice thereof shall have been given to the Company by the Lender; or

(g)           The Company or any Subsidiary shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $1,000,000, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or the Company or any Subsidiary shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Indebtedness having such aggregate outstanding principal amount owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure is to accelerate, or to permit the holder or holders of such Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure to perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

(h)           The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, its Subsidiaries or their ERISA Affiliates; or the Company or any of its ERISA Affiliates engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any of their ERISA Affiliates, any Plan of the Company, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Subsidiary of the Company or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which

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it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or the Company, any of its Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan all without the prior written consent of the Lender, provided, however, that the aggregate liability caused by any of the foregoing exceeds $500,000; or

(i)            The Company, any Guarantor, any Account Party or any Insurance Subsidiary of the Company shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company, any Guarantor, any Account Party or any Insurance Subsidiary of the Company, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company, any Guarantor, any Account Party or any Insurance Subsidiary of the Company and is being contested by it in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 30 days; or the Company, any Guarantor, any Account Party or any Insurance Subsidiary of the Company shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

(j)            Any judgment or judgments against the Company or any Subsidiary or Subsidiaries for payment of money aggregating for the Company and all Subsidiaries in excess of $500,000 are entered, which judgment or judgments are not judicially stayed and with respect to which an appeal is not diligently pursued in good faith, remain unsatisfied for more than 10 days; or

(k)	Any Change of Control shall occur;

then, or at any time thereafter, unless such Event of Default has been remedied, the Lender may by notice to the Company (i) terminate the Commitment or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitment shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, provided that in the case of any event or condition described in Section 6.1(i) the Commitment shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by, and controlled solely by, the Lender as collateral security for the payment and performance of the Company’s and each Account Party’s obligations under the Loan Documents to the Lender, and the Company and each Account Party hereby grants a security interest in all such cash collateral to the Lender to secure the Advances and all other present and future obligations and other liabilities of the Company and of the Account Parties under the Loan Documents, and the Lender may apply such cash collateral to the Advances and such other obligations and liabilities at any time in its sole discretion.

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6.2          Automatic Events of Default. Upon the occurrence of any of the following Events of Default:

The Company shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company and is being contested by the Company, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 30 days; or the Company shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection;

then the Commitment shall automatically terminate and the Note shall automatically become immediately due and payable, without notice, demand, protest, or presentment, all of which are hereby expressly waived by the Company.

6.3          Setoff by Lender. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Company, as the case may be, and although such obligations may be unmatured, against any and all of the obligations of the Company, now or hereafter existing under this Agreement and the Note. The Lender agrees to promptly notify the Company after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

ARTICLE VII

GUARANTY

As an inducement to the Lender to enter into the transactions contemplated by this Agreement, each Guarantor agrees with the Lender as follows:

7.1	Guarantee of Obligations.

(a)            Each Guarantor hereby (i) guarantees, as principal obligor and not as surety only, to the Lender and/or its Affiliates the prompt payment of (A) the principal of and any and all accrued and unpaid interest (including interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) on the Advances, all reimbursement and other obligations of the Company and of each Account Party under each Letter of Credit and the Letter of Credit Documents and all other obligations of the Company and of each Account Party to the Lender under the Loan Documents when due, whether by scheduled maturity, acceleration or otherwise, all in accordance with the terms of the Loan Documents, including, without limitation, default interest, indemnification payments and all reasonable costs and expenses incurred by the Lender in connection with enforcing any obligations of the Company or of any Account Party, including without limitation the reasonable fees and

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disbursements of counsel and in all cases whether now existing or hereafter arising and (B) all other obligations, indebtedness and liabilities of the Borrower to the Lender or any of its Affiliates, whether now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, treasury management agreement obligations, obligations relating to any interest rate or currency swap, rate cap, collar or option, equity or equity index swap, equity or equity index option, bond option, or other similar transaction (whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures), all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated, (iii) guarantees the prompt and punctual performance and observance of each and every term, covenant or agreement contained in the Loan Documents to be performed or observed on the part of the Company and of each Account Party and (iv) agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Lender in connection with enforcing the obligations of the Guarantors hereunder, including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as the “Guaranteed Obligations”).

(b)           If for any reason any duty, agreement or obligation of the Company or any Account Party contained in any Loan Document shall not be performed or observed by the Company or any Account Party as provided therein, or if any amount payable under or in connection with any Loan Document shall not be paid in full when the same becomes due and payable, each Guarantor undertakes to perform or cause to be performed promptly each of such duties, agreements and obligations and to pay forthwith each such amount to the Lender regardless of any defense or setoff or counterclaim which the Company or any Account Party may have or assert, and regardless of any other condition or contingency.

7.2        Nature of Guaranty. The obligations of the Guarantors hereunder constitute an absolute and unconditional and irrevocable guaranty of payment and not a guaranty of collection and are wholly independent of and in addition to other rights and remedies of the Lender and are not contingent upon the pursuit by the Lender of any such rights and remedies, such pursuit being hereby waived by the Guarantors.

7.3        Waivers and Other Agreements. Each Guarantor hereby unconditionally (a) waives any requirement that the Lender, upon the occurrence of an Event of Default first make demand upon, or seek to enforce remedies against the Company or any Account Party before demanding payment under or seeking to enforce the obligations of the Guarantors hereunder, (b) covenants that the obligations of the Guarantors hereunder will not be discharged except by complete performance of all obligations of the Company and of each Account Party to the Lender, (c) agrees that the obligations of the Guarantors hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by any invalidity, irregularity or unenforceability in whole or in part of this Agreement or any other Loan Document, or any limitation on the liability of the Company or any Account Party thereunder, or any limitation on the method or terms of payment thereunder which may or hereafter be caused or imposed in any manner whatsoever (including, without limitation, usury laws), (d) waives diligence, presentment and protest with respect to, and any notice of default or dishonor in the payment of any amount at any time payable by the Company or any Account Party under or in connection with any Loan Document, and further waives any requirement of notice of acceptance of, or other formality relating to, the obligations of the Guarantors hereunder and (e) agrees that the Guaranteed Obligations shall include any amounts paid by the Company or any Account Party to the Lender which may be required to be returned to the Company or any Account Party or to its representative or to a trustee, custodian or receiver for the Company or any Account Party.

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7.4        Obligations Absolute. The obligations, covenants, agreements and duties of the Guarantors under this Agreement shall not be released, affected or impaired by any of the following whether or not undertaken with notice to or consent of the Guarantors: (a) an assignment or transfer made in compliance herewith, in whole or in part, of the Advances made to the Company or any Account Party or of this Agreement or any Note although made without notice to or consent of the Guarantors, or (b) any waiver by the Lender or by any other person, of the performance or observance by the Company or any Account Party of any of the agreements, covenants, terms or conditions contained in this Agreement or in the other Loan Documents, or (c) any indulgence in or the extension of the time for payment by the Company or any Account Party of any amounts payable under or in connection with this Agreement or any other Loan Document, or of the time for performance by the Company or any Account Party of any other obligations under or arising out of this Agreement or any other Loan Document, or the extension or renewal thereof, or (d) the modification, amendment or waiver (whether material or otherwise) of any duty, agreement or obligation of the Company or any Account Party set forth in this Agreement or any other Loan Documents (the modification, amendment or waiver from time to time of this Agreement and the other Loan Documents being expressly authorized without further notice to or consent of the Guarantors), or (e) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Company or any Account Party or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting the Company or any Account Party or any of its assets, or (f) the merger or consolidation of the Company or any Account Party or the Guarantors with any other person, or (g) the release or discharge of the Company or any Account Party or the Guarantors from the performance or observance of any agreement, covenant, term or condition contained in this Agreement or any other Loan Document, by operation of law, or (h) any other cause whether similar or dissimilar to the foregoing which would release, affect or impair the obligations, covenants, agreements or duties of the Guarantors hereunder.

7.5        No Investigation by Lender. Each Guarantor hereby waives unconditionally any obligation which, in the absence of such provision, the Lender might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction with respect to the Guaranteed Obligations recognizing that, to save both time and expense, each Guarantor has requested that the Lender not undertake such investigation. Each Guarantor hereby expressly confirms that the obligations of such Guarantor hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of the Lender of any such law.

7.6      Indemnity. As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees with the Lender that, should the Guaranteed Obligations not be recoverable from the Guarantors under Section 7.1 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Lender at any time, each Guarantor as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender of the Guaranteed Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in the Loan Documents.

7.7        Subordination, Subrogation, Etc. Each Guarantor agrees that any present or future indebtedness, obligations or liabilities of the Company or any Account Party to any Guarantor shall be fully subordinate and junior in right and priority of payment to any present or future indebtedness, obligations or liabilities of the Company and the Account Parties to the Lender. Each Guarantor waives any right of subrogation to the rights of the Lender against the Company, the Account Parties or any other person obligated for payment of the Guaranteed Obligations and any right of reimbursement or indemnity whatsoever arising or accruing out of any payment which any Guarantor may make pursuant to the Loan Documents, and any right of recourse to security for the debts and obligations of the Company and the

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Account Parties, unless and until the entire principal balance of and interest on the Guaranteed Obligations shall have been paid in full.

7.8        Waiver. To the extent that it lawfully may, each Guarantor agrees that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may affect observance or performance of the provisions of any Loan Document; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the evaluation or appraisal of any security for its obligations hereunder or the Company or any Account Party under the Loan Documents prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales claim or exercise any right, under any applicable law, to redeem any portion of such security so sold.

7.9          Limitation on Obligations. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.9 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Lender hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section 7.9 with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under applicable law.

(b)           Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder. Nothing in this Section 7.9 shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c)           In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Principal after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Principal after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 7.9 shall affect any Guarantor’s several liability for the entire amount of the Guaranteed

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Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 7.9 are for the benefit of both the Lender and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

ARTICLE VIII

MISCELLANEOUS

8.1	Amendments, Etc.

(a)         No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Lender and the Company.

(b)         Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2	Notices.

(a)       Except as otherwise provided in Section 8.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company and the Lender at the respective addresses and numbers for notices set forth on the signatures pages hereof, or to such other address as may be designated by the Company or the Lender by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or if deposited prepaid with Federal Express or other nationally recognized overnight delivery service prior to the deadline for next day delivery, on the Business Day next following such deposit, provided, however, that notices to the Lender or to the Company shall not be effective until received.

(b)         Notices by the Company to the Lender with respect to terminations or reductions of the Commitment, requests for Advances, requests for continuations or conversions of Advances, and notices of prepayment shall be irrevocable and binding on the Company.

(c)         Any request for an Advance or a continuation or conversion thereof, and any notice to be given by the Lender hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

8.3         No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Lender, nor any delay or failure on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Lender’s rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Lender under this Agreement or the Note is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or the Note or by applicable law to the Lender may be exercised from time to time and

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as often as may be deemed expedient by the Lender and, unless contrary to the express provisions of this Agreement or the Note, irrespective of the occurrence or continuance of any Default or Event of Default.

8.4         Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Subsidiary in connection with this Agreement shall be deemed to be material and to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender and those covenants and agreements of the Company set forth in Section 3.6, 3.8 and 8.5 hereof shall survive the repayment in full of the Advances and the termination of the Commitment.

8.5         Expenses. (a) The Company agrees to pay, or reimburse the Lender for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Lender, including without limitation the fees and expenses of Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of this Agreement or any other Loan Document and the consummation of the transactions contemplated hereby, and in connection with advising the Lender as to its rights and responsibilities with respect thereto, provided that the Company shall not be liable for such fees and expenses in connection with any assignment or participation by the Lender pursuant to Section 8.6 unless an Event of Default has occurred and is continuing at the time of such assignment or participation, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Lender (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or any other Loan Document.

(b)         The Company hereby further agrees to indemnify the Lender and its directors, officers and employees against all losses, claims, damages, penalties, judgment, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur at any time arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Company under this section 8.5 shall survive the termination of this Agreement.

8.6	Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Lender, assign its rights or obligations under any Loan Document and the Lender shall not be obligated to make any Advance hereunder to any entity other than the Company.

(b)           The Lender may sell a participation interest to any financial institution or institutions, and such financial institution or institutions may further sell a participation interest (undivided or divided) in the Advances and the Lender’s rights and benefits under the Loan Documents, provided, however, that so long as no Event of Default has occurred and is continuing, the Lender shall at all times hold at least 60% of the amount outstanding under the Advances, and to the extent of that participation, such participant or participants shall have the same rights and benefits against the Company under Section 6.3 as it or they would have had if participation of such participant or participants were the Lender making the Advances to

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the Company hereunder, provided, further, that (i) the Lender’s obligations under this Agreement shall remain unmodified and fully effective and enforceable against the Lender, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of its Note for all purposes of this Agreement, (iv) the Company shall continue to be entitled to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and (v) the Lender shall not grant to its participant any rights to consent or withhold consent to any action taken by the Lender under this Agreement.

(c)          The Lender may, with the prior written consent of the Company, which consent from the Company shall not be unreasonably withheld (and shall not be required if any Event of Default has occurred and is continuing or if such assignment is to an Affiliate of the Lender), assign to one or more lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note held by it); provided, however, that (i) the amount of the Commitment of the Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Lender may consent to and (ii) the parties to each such assignment shall execute an Assignment and Acceptance in the form of Exhibit B hereto (an “Assignment and Acceptance”) and such other agreements and documents in connection therewith as may be required by the Lender. Upon such execution, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (y) the Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. For purposes hereof, a failure of the Company to consent to an assignment by the Lender of 40% or more of the amount of the Commitment or 40% or more of the amounts outstanding under the Advances, shall be deemed to be consent reasonably withheld by the Company.

(d)          By executing and delivering an Assignment and Acceptance, the Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance under the Lender or any other lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a lender.

(e)          Within five Business Days after its receipt of notice from the Lender of an assignment hereunder, the Company, at its own expense, shall execute and deliver to the Lender in exchange for the surrendered Note a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

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(f)           The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company, provided that such assignee or participant or such proposed assignee or participant agrees to keep all non public information confidential.

(g)          Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System); provided that such creation of a security interest or assignment shall not release the Lender from its obligations under this Agreement.

(h)         The Lender from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Lender provided under this Agreement, the Note or otherwise. In furtherance of such agency, the Lender may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Lender in the same manner as would be required if dealing with the Lender itself.

8.7         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

8.8        Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement or the Note or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company at its address set forth on the signature page hereof. Nothing in this paragraph shall affect the right of the Lender to serve process in any other manner permitted by law or limit the right of the Lender to bring any such action or proceeding against the Company or property in the courts of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

8.9         Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

8.10      Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

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8.11      Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Lender, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement or the Note in any other jurisdiction.

8.12      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

8.13      Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Note, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Note at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Lender have been paid in full.

8.14	Acknowledgments. The Company hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents:

(b)         the Lender has no fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender and the Company in connection herewith or therewith is solely that of debtor and creditor; and

(c)         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Company and the Lender.

8.15      Waiver of Jury Trial; Etc. The Lender and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement, the Note or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither of the Lender or the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either of the Lender or the Company except by a written instrument executed by each of them. The Lender and the Company waive, to the maximum extent not prohibited by law, any right it may have to claim or recover

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in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

8.16 USA PATRIOT Act. The Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

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CREDIT AGREEMENT

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FIRST MERCURY FINANCIAL

CORPORATION

By:

Its:

COVERX CORPORATION

By:

Its:

ARPCO HOLDINGS, INC.

By:

Its:

AMERICAN RISK POOLING CONSULTANTS,	INC.

By:

Its:

Address for Notices

for the Company and

each Guarantor:	29621 Northwestern Highway

P.O. Box 5096

Southfield, Michigan 48034

Attention: Richard H. Smith

Telecopy No.: (248) 353-5879

Telephone No.: (248) 358-4010

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.

By:

Its:

Address for Notices:	28660 Northwestern Highway

Southfield, Michigan 48034

Attention: Rick Ellis

Telecopy No.: (248) 799-5826

Telephone No.: (248) 799-5849

ANNARBOR 7-3195 83943v5

FIRST MERCURY FINANCIAL CORPORATION

CREDIT AGREEMENT